EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Third Quarter Results

RACINE, Wis., Aug. 05, 2022 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced lower sales and earnings results for the Company’s third fiscal quarter ending July 1, 2022.

“Markets are starting to moderate versus the unprecedented past two seasons that were driven by the pandemic. Our orders remain strong, and we’re working hard to fill them as supply comes in. Managing ongoing global supply chain challenges, particularly in our Fishing business, remains our chief focus as we prioritize maximizing product build and shipments to customers,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “The power of our innovation and the strength of our brands continue to position Johnson Outdoors for long-term marketplace success.”

THIRD QUARTER RESULTS
Total Company net sales in the third quarter declined 5 percent to $203.8 million compared to the prior year’s record-high third fiscal quarter. Key contributing factors include:

  Fishing sales declined by 12 percent driven primarily by ongoing supply chain disruptions
  Camping revenue increased 32 percent, including continued strong demand for both consumer tents and stoves
  Watercraft Recreation revenue grew 10 percent, driven by higher sales for the Sportsman line of products
  Diving sales increased 7 percent as more consumers resumed travel

Total Company operating profit was $23.8 million for the third fiscal quarter versus $38.1 million in the prior year third quarter. Gross margin of 36.1 percent was 9.6 points below the prior year quarter primarily due to increased materials costs driven by supply chain dynamics. Operating expenses of $49.7 million decreased from the prior year period due primarily to the impact of lower sales volume-driven expenses, as well as lower variable and deferred compensation expense between quarters.

Net income was $14.1 million, or $1.38 per diluted share, versus $28.8 million, or $2.83 per diluted share in the previous year’s third quarter.

YEAR-TO-DATE RESULTS
Fiscal 2022 year-to-date net sales were $547.0 million, a 7 percent decrease over last year’s fiscal nine-month period. Total Company operating profit declined to $53.0 million compared to $97.7 million in the prior fiscal year-to-date period. Gross margin declined to 37.1 percent in the fiscal nine-month period versus 45.4 percent in the prior fiscal year-to-date period, primarily driven by increased material and inbound freight costs in the current year versus the prior year. Operating expenses were $149.7 million in the nine-month period ending July 1, 2022, a decrease of $18.4 million from the prior year-to-date period due primarily to lower sales volume direct expenses and lower deferred compensation expense between periods. Net income during the fiscal nine-month period was $34.8 million, or $3.42 per diluted share, versus $76.5 million, or $7.53 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate increased to 25.9 percent in the current year period versus 25.3 percent in the prior year nine-month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $117.6 million as of July 1, 2022. Depreciation and amortization were $10.4 million in the nine-month period ending July 1, 2022, compared to $10.0 million in the prior nine-month period. Capital spending totaled $25.1 million in the current year-to-date period compared with $15.5 million in the prior year period, due to additional capacity investments in the current year. In May 2022, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of July 14, 2022, which was payable July 28, 2022.

“To help mitigate supply chain disruptions, we have built up significantly higher levels of raw material and component inventory as we work to fulfill our strong order position. Our gross margins have been negatively impacted by supply chain constraints and related inflationary trends in the marketplace,” said David W. Johnson, Chief Financial Officer. “Our strong balance sheet and cash position continue to enable us to invest in opportunities to strengthen the business and to deliver long-term value and consistently pay dividends to shareholders.”

PRODUCT NEWS
Humminbird® received the “Best in Category Award for Electronics” at ICAST 2022, the world’s most prestigious fishing show, with the brand’s new MEGA Live Imaging TargetLock™ sonar technology. MEGA Live Imaging TargetLock, used in conjunction with the legendary Minn Kota Ultrex trolling motor and Humminbird MEGA Live Imaging, enables full trolling motor control while independently steering the MEGA Live transducer, making it easier to stay on and catch more fish. Humminbird innovation has captured 11 ICAST “Best of Electronics” awards in the past 12 years.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, August 5, 2022. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 10, 2021, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions and other factors impacting climate change legislation. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	July 1 2022	July 2 2021	July 1 2022	July 2 2021
Net sales	$203,819	$213,568	$546,966	$585,391
Cost of sales	130,310	116,057	344,241	319,596
Gross profit	73,509	97,511	202,725	265,795
Operating expenses	49,710	59,412	149,737	168,103
Operating profit:	23,799	38,099	52,988	97,692
Interest income, net	(114)	(41)	(222)	(136)
Other expense (income), net	4,669	(934)	6,167	(4,567)
Income before income taxes	19,244	39,074	47,043	102,395
Income tax expense	5,162	10,300	12,205	25,940
Net income	$14,082	$28,774	$34,838	$76,455
Weighted average common shares outstanding - Dilutive	10,161	10,136	10,148	10,113
Net income per common share - Diluted	$1.38	$2.83	$3.42	$7.53
Segment Results
Net sales:
Fishing	$136,565	$155,348	$374,244	$442,363
Camping	23,479	17,757	56,780	44,195
Watercraft Recreation	21,872	19,873	59,481	50,094
Diving	22,201	20,680	56,886	48,981
Other/eliminations	(298)	(90)	(425)	(242)
Total	$203,819	$213,568	$546,966	$585,391
Operating profit (loss):
Fishing	$16,553	$39,390	$44,166	$107,553
Camping	4,998	4,305	12,867	10,075
Watercraft Recreation	2,893	3,446	7,588	7,329
Diving	2,412	1,978	4,074	384
Other/eliminations	(3,057)	(11,020)	(15,707)	(27,649)
Total	$23,799	$38,099	$52,988	$97,692
Balance Sheet Information (End of Period)
Cash, cash equivalents and short term investments			$117,567	$249,016
Accounts receivable, net			103,244	94,750
Inventories, net			250,956	130,742
Total current assets			481,214	486,564
Total assets			675,842	659,395
Total current liabilities			117,028	132,715
Shareholders’ equity			484,266	452,324

Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600